Exhibit 99.1

PFSweb Reports Fourth Quarter and Full Year 2018 Results

Allen, TX – March 18, 2019 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, is reporting results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Summary vs. Same Year-Ago Quarter

•	Total revenues increased to $93.0 million compared to $92.7 million.
•	Service fee equivalent (SFE) revenue (a non-GAAP measure defined below) increased to $68.3 million compared to $67.6 million.
•	Service fee gross margin increased 10 basis points to 34.7%.
•	Net income was $3.3 million or $0.17 per share, compared to $3.6 million or $0.19 per share.
•	Adjusted EBITDA (a non-GAAP measure defined below) was $9.1 million compared to $9.4 million.

Full Year 2018 Summary vs. 2017

•	Total revenues were $326.2 million compared to $326.8 million.
•	Service fee equivalent (SFE) revenue (a non-GAAP measure defined below) was $232.1 million compared to $235.7 million.
•	Service fee gross margin increased 270 basis points to 36.3%.
•	Net income increased significantly to $1.2 million or $0.06 per share, compared to a loss of $4.0 million or $(0.21) per share.
•	Adjusted EBITDA (a non-GAAP measure defined below) increased 6% to $24.4 million compared to $23.0 million.

Management Commentary

“In 2018, we were heavily focused on improving profitability through operational efficiencies and higher-margin engagements,” said Mike Willoughby, CEO of PFSweb. “This was reflected in our 270 basis point improvement in service fee gross margin and 70 basis point improvement in adjusted EBITDA margin for the year. During the fourth quarter, we had another strong period of execution for our clients during the important holiday season, meeting and often exceeding their high service level expectations on an overall basis.

“Over the last two months, we have launched several new initiatives that we believe can be disruptive offerings in the world of eCommerce. In January, we introduced a new Fulfillment-as-a-Service (FaaS) solution called RetailConnect. This offering enables mall-based retailers to fulfill eCommerce orders without allocating additional space, staffing, hardware or software, thereby maximizing the omni-channel value of their physical stores.

“Our second new product launch, which is also within the FaaS category, is our CloudPickSM solution. This product is designed to create efficient order fulfillment picking operations for brands and retailers to fulfill Internet orders direct to consumers from within their existing distribution center and warehouse management systems (WMS).

“Overall, we expect these two new FaaS product introductions to be margin accretive to our PFS business unit, which builds upon our recent success of consistently driving higher-margin business through this channel, but now in an ‘asset-light’ model.

“For our LiveArea business unit, a key initiative for 2019 will be to ramp our newly established partnership with BigCommerce, a technology company with an industry-leading all-SaaS eCommerce platform. As announced in

January, LiveArea has partnered with BigCommerce to deliver strategy, design, technology and digital marketing for clients on their platform. Companies of all sizes work with BigCommerce to launch and scale successful online businesses, and our ability to integrate and support this fast-growing platform will significantly increase our addressable market to include the thousands of small and medium-sized businesses (SMBs) that were previously outside of our scope of work.

“As we look to the future, we plan to build on our global commerce capabilities to grow revenue and profitability. We will continue to expand our addressable market through products and offerings that extend our enterprise-scale capabilities to the large SMB market, as well as through measured geographic expansion. We will also continue to bring innovative new technology products to market so that our clients can utilize the same proprietary world-class technologies we use in our own operations.

“Ultimately, our product initiatives are designed to enable us to grow revenue and profitability without the margin pressure of a significant increase in our workforce or facility footprint. And as with all of our products and services, we will continue to enable brands to deliver premier customer journeys that seamlessly integrate digital and physical storefronts, while differentiating our clients from the common marketplace and retail experience.”

Fourth Quarter 2018 Financial Results

Total revenues in the fourth quarter of 2018 increased to $93.0 million compared to $92.7 million in the same period of 2017. Service fee revenue in the fourth quarter was $68.0 million compared to $67.1 million last year. Product revenue from the company’s last remaining client under this legacy business model was $7.3 million compared to $9.8 million in the same period of 2017.

SFE revenue increased to $68.3 million compared to $67.6 million in the year-ago quarter. The improvement was driven by stronger client volumes in the company’s PFS segment, partially offset by lower new client project activity in the LiveArea segment.

Service fee gross margin in the fourth quarter of 2018 increased 10 basis points to 34.7% compared to 34.6% in the same period of 2017. The increase was due to the company’s continued focus on higher-margin engagements and service offerings, effective cost management and the transition of certain lower margin engagements over the last year.

Net income in the fourth quarter of 2018 was $3.3 million or $0.17 per share, compared to $3.6 million or $0.19 per share in the same period of 2017. Net income in the fourth quarter of 2018 included $1.0 million of stock-based compensation expense, $0.8 million of acquisition-related, restructuring and other costs, $0.4 million in amortization of acquisition-related intangible assets, and $0.1 million deferred tax expense related to goodwill amortization. This compares to $1.1 million in amortization of acquisition-related intangible assets, $0.8 million of stock-based compensation expense, $0.4 million deferred tax credit related to goodwill amortization, and $0.3 million of acquisition-related, restructuring and other costs in the same period of 2017.

Adjusted EBITDA was $9.1 million compared to $9.4 million in the year-ago quarter. As a percentage of SFE revenue, adjusted EBITDA was 13.3% compared to 13.9% in the year-ago quarter, with the decrease primarily due to increased sales, marketing and infrastructure related expenses to support the company’s targeted growth.

Non-GAAP net income in the fourth quarter of 2018 increased 4% to $5.6 million compared to $5.4 million in the fourth quarter of 2017.

At December 31, 2018, net debt (defined as total debt less cash and cash equivalents) decreased by 6% to $26.5 million compared to $28.2 million at December 31, 2017. Cash and cash equivalents totaled $15.4 million compared to $19.1 million at December 31, 2017. Total debt at December 31, 2018 decreased to $42.0 million compared to $47.3 million at the end of last year.

Full Year 2018 Financial Results

Total revenues in 2018 were $326.2 million compared to $326.8 million in 2017. Service fee revenue in 2018 was $230.5 million compared to $233.6 million last year. Product revenue from the company’s last remaining client under this legacy business model was $34.4 million compared to $40.7 million in 2017.

SFE revenue was $232.1 million compared to $235.7 million in 2017.

Service fee gross margin in 2018 increased 270 basis points to 36.3% compared to 33.6% in 2017.

Net income increased significantly in 2018 to $1.2 million or $0.06 per share, compared to a net loss of $4.0 million or $(0.21) per share in 2017. Net income in 2018 included $4.0 million of stock-based compensation expense, $2.5 million of acquisition-related, restructuring and other costs, $1.6 million in amortization of acquisition-related intangible assets, and $0.5 million deferred tax expense related to goodwill amortization. This compares to $4.2 million of acquisition-related, restructuring and other costs, $3.4 million in amortization of acquisition-related intangible assets, $3.3 million of stock-based compensation expense, and $0.1 million deferred tax expense related to goodwill amortization in 2017.

Adjusted EBITDA increased 6% to $24.4 million compared to $23.0 million in 2017. As a percentage of SFE revenue, adjusted EBITDA increased 70 basis points to 10.5% compared to 9.8% in 2017.

Non-GAAP net income in 2018 increased 38% to $9.8 million compared to $7.1 million in 2017.

Subsequent Event and 2019 Outlook

One of the company’s clients, Charlotte Russe, serviced by the PFS Operations segment, declared bankruptcy on February 3, 2019 and subsequently announced on March 6, 2019 that it intended to cease operations and liquidate its remaining inventory. Total SFE revenue earned from this client in 2018 was $10.4 million. PFS services for this client are expected to conclude by the end of March 2019. As a result of this unexpected termination, PFSweb 2019 SFE revenue and adjusted EBITDA will be negatively impacted, however the company intends to adjust costs and seek to offset the lost revenue through its sales and marketing efforts.

PFSweb expects 2019 SFE revenue to increase in the low-single digits on a percentage basis compared to 2018. The company also expects adjusted EBITDA to increase in the low to mid-single digits on a percentage basis from last year, reflecting continued expected operating leverage in the business.

Conference Call

PFSweb will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2018.

PFSweb CEO Mike Willoughby and CFO Tom Madden will host the conference call, followed by a question and answer period.

Date: Monday, March 18, 2019

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-888-256-1007

International dial-in number: 1-323-994-2093

Conference ID: 6544746

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at www.pfsweb.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through April 1, 2019.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 6544746

About PFSweb, Inc.

PFSweb (NASDAQ:PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units – LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services – they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, Ralph Lauren, PANDORA, ASICS, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.pfsweb.com.

Non-GAAP Financial Measures

This news release contains certain non-GAAP measures, including non-GAAP net income (loss), earnings before interest, income taxes, depreciation and amortization (EBITDA), adjusted EBITDA and service fee equivalent revenue.

Non-GAAP net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of non-cash stock-based compensation expense, acquisition-related, restructuring and other costs (including certain client related bankruptcy costs) , amortization of acquisition-related intangible assets and deferred tax expense for goodwill amortization.

EBITDA represents earnings (or losses) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA further eliminates the effect of stock-based compensation, as well as acquisition-related, restructuring, and other costs (including certain client related bankruptcy costs).

Service fee equivalent revenue represents service fee revenue plus the gross profit earned on product revenue and does not alter existing revenue recognition.

Non-GAAP net income (loss), EBITDA, adjusted EBITDA and service fee equivalent revenue are used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry. The calculation of non-GAAP net income (loss) eliminates the effect of stock-based compensation, acquisition-related, restructuring and other costs (including certain client related bankruptcy costs), amortization of acquisition-related intangible assets, and deferred tax expense for goodwill amortization, and EBITDA and adjusted EBITDA further eliminate the effect of financing, remaining income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. Service fee equivalent revenue allows client contracts with similar operational support models but different financial models to be combined as if all contracts were being operated on a service fee revenue basis.

PFS believes these non-GAAP measures provide useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses in order to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

Forward-Looking Statements

The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFS' Annual Report on Form 10-K for the year ended December 31, 2018 identifies certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual Report of the company and the Risk Factors described therein. PFS undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Company Contact:

Michael C. Willoughby

Chief Executive Officer

Or

Thomas J. Madden

Chief Financial Officer

1-972-881-2900

Investor Relations:

Sean Mansouri or Scott Liolios

Liolios Investor Relations

1-949-574-3860

PFSW@liolios.com

PFSweb, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share Data)

	December 31,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,419	$19,078
Restricted cash	207	214
Accounts receivable, net of allowance for doubtful accounts of $585 and
$373 at December 31, 2018 and December 31, 2017, respectively	72,415	72,062
Inventories, net of reserves of $298 and $342 at December 31, 2018 and
December 31, 2017, respectively	6,090	5,326
Other receivables	4,014	5,366
Prepaid expenses and other current assets	6,943	6,633
Total current assets	105,088	108,679

PROPERTY AND EQUIPMENT, net	21,496	24,178
IDENTIFIABLE INTANGIBLES, net	1,803	3,371
GOODWILL	45,185	45,698
OTHER ASSETS	3,501	3,861
Total assets	177,073	185,787

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$47,580	$45,070
Accrued expenses	24,623	29,074
Current portion of long-term debt and capital lease obligations	2,610	9,460
Deferred revenues	7,328	7,405
Performance-based contingent payments	-	3,967
Total current liabilities	82,141	94,976

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	39,348	37,866
DEFERRED REVENUES, less current portion	1,927	4,034
DEFERRED RENT	4,625	5,464
OTHER LIABILITIES	2,449	2,150
Total liabilities	130,490	144,490

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued
or outstanding	-	-
Common stock, $0.001 par value; 35,000,000 shares authorized;
19,294,296 and 19,058,685 shares issued at December 31, 2018 and
December 31, 2017, respectively; and 19,260,829 and 19,025,218 shares outstanding
at December 31, 2018 and December 31, 2017, respectively	19	19
Additional paid-in capital	155,455	150,614
Accumulated deficit	(107,773)	(109,281)
Accumulated other comprehensive income	(993)	70
Treasury stock at cost, 33,467 shares	(125)	(125)
Total shareholders' equity	46,583	41,297
Total liabilities and shareholders' equity	$177,073	$185,787

PFSweb, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
REVENUES:
Service fee revenue	$67,965	$67,125	$230,484	$233,580
Product revenue, net	7,269	9,782	34,350	40,663
Pass-through revenue	17,752	15,766	61,326	52,582
Total revenues	$92,986	$92,673	$326,160	$326,825

COSTS OF REVENUES:
Cost of service fee revenue	$44,348	$43,880	146,827	155,160
Cost of product revenue	6,891	9,283	32,710	38,504
Cost of pass-through revenue	17,752	15,766	61,326	52,582
Total costs of revenues	$68,991	$68,929	$240,863	$246,246
Gross profit	23,995	23,744	85,297	80,579
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	19,378	19,299	78,800	79,981
Income from operations	4,617	4,445	6,497	598
INTEREST EXPENSE, NET	697	613	2,499	2,738
Income (loss) before income taxes	3,920	3,832	3,998	(2,140)
INCOME TAX EXPENSE	630	246	2,770	1,824
NET INCOME (LOSS)	$3,290	$3,586	$1,228	$(3,964)
NON-GAAP NET INCOME	$5,573	$5,377	$9,769	$7,074

NET INCOME (LOSS) PER SHARE:
Basic	$0.17	$0.19	$0.06	$(0.21)
Diluted	$0.17	$0.19	$0.06	$(0.21)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	19,262	19,022	19,203	18,933
Diluted	19,811	19,284	19,826	18,933

EBITDA	$7,288	$8,250	$17,864	$15,497
ADJUSTED EBITDA	$9,083	$9,369	$24,366	$23,017

PFSweb, Inc. and Subsidiaries

Unaudited Reconciliation of Certain Non-GAAP Items to GAAP

(In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

NET INCOME (LOSS)	$3,290	$3,586	$1,228	$(3,964)
Income tax expense	630	246	2,770	1,824
Interest expense, net	697	613	2,499	2,738
Depreciation and amortization	2,671	3,805	11,367	14,899
EBITDA	$7,288	$8,250	$17,864	$15,497
Stock-based compensation	959	789	4,032	3,333
Acquisition-related, restructuring and other costs	836	330	2,470	4,187
ADJUSTED EBITDA	$9,083	$9,369	$24,366	$23,017

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

NET INCOME (LOSS)	$3,290	$3,586	$1,228	$(3,964)
Stock-based compensation	959	789	4,032	3,333
Amortization of acquisition-related intangible assets	358	1,085	1,556	3,391
Acquisition-related, restructuring and other costs	836	330	2,470	4,187
Deferred tax expense - goodwill amortization	130	(413)	483	127
NON-GAAP NET INCOME	$5,573	$5,377	$9,769	$7,074

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

TOTAL REVENUES	$92,986	$92,673	$326,160	$326,825
Pass-through revenue	(17,752)	(15,766)	(61,326)	(52,582)
Cost of product revenue	(6,891)	(9,283)	(32,710)	(38,504)
SERVICE FEE EQUIVALENT REVENUE	$68,343	$67,624	$232,124	$235,739

PFSweb, Inc. and Subsidiaries

Unaudited Consolidated Segment Information

and Reconciliation of Certain Non-GAAP Items to GAAP

(In Thousands)

Effective January 1, 2018, the company changed its organizational structure in an effort to create more effective and efficient operations and to improve client and service focus.  As a result, the company is now presenting supplemental financial data below based on the reportable operating business segments of its PFS Operations and LiveArea Professional Services units, which are comprised of strategic businesses that are defined by the types of service offerings they provide.  In addition, certain costs that are not fully directly allocable to a business unit are presented as Corporate selling, general, and administrative expenses.

The segment financial data for the three and twelve months ended December 31, 2018, reflects the financial performance for each of the segments based on the current financial presentation reviewed by the company’s Chief Operating Decision Makers.  The company is continuing to evaluate its segregation of costs among the business units, including an effort to further allocate certain Corporate costs into the two operating business units to enhance cost focus and responsibility.

The segment financial data for the three and twelve months ended December 31, 2017, reflects the company’s current assessment for that period by business segment as if the PFS Operations and LiveArea Professional services segmentation had occurred as of the beginning of that period.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
PFS Operations
Revenues:
Service fee revenue	$47,849	$45,321	$148,072	$145,667
Product revenue, net	7,269	9,782	34,350	40,663
Pass-through revenue	17,238	14,999	59,314	50,478
Total revenues	$72,356	$70,102	$241,736	$236,808
Costs of revenues:
Cost of service fee revenue	$34,015	$32,363	$105,155	$110,617
Cost of product revenue	6,891	9,283	32,710	38,504
Cost of pass-through revenue	17,238	14,999	59,314	50,478
Total costs of revenues	$58,144	$56,645	$197,179	$199,599
Gross profit	14,212	13,457	44,557	37,209
Direct operating expenses	5,090	3,431	16,979	12,038
Direct contribution	9,122	10,026	27,578	25,171
Depreciation and amortization	1,570	1,666	6,329	7,011
ADJUSTED EBITDA	$10,692	$11,692	$33,907	$32,182

TOTAL REVENUES	$72,356	$70,102	$241,736	$236,808
Pass-thru revenue	(17,238)	(14,999)	(59,314)	(50,478)
Cost of product revenue	(6,891)	(9,283)	(32,710)	(38,504)
SERVICE FEE EQUIVALENT REVENUE	$48,227	$45,820	$149,712	$147,826

PFSweb, Inc. and Subsidiaries

Unaudited Consolidated Segment Information

and Reconciliation of Certain Non-GAAP Items to GAAP

(In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
LiveArea Professional Services
Service fee revenue	$20,115	$21,804	$82,413	$87,913
Pass-through revenue	514	767	2,011	2,104
Total revenues	20,629	22,571	84,424	90,017
Cost of service fee revenue	10,333	11,517	41,669	44,543
Cost of pass-through revenue	514	767	2,011	2,104
Total cost of revenues	10,847	12,284	43,680	46,647
Gross profit	9,782	10,287	40,744	43,370
Direct operating expenses	6,111	7,419	27,401	31,612
Direct contribution	3,671	2,868	13,343	11,758
Depreciation and amortization	511	1,288	2,276	4,284
ADJUSTED EBITDA	$4,182	$4,156	$15,619	$16,042

Corporate
Selling, general and administrative expenses	$(8,177)	$(8,449)	$(34,424)	$(36,331)
Depreciation and amortization	591	851	2,762	3,604
EBITDA	$(7,586)	$(7,598)	$(31,662)	$(32,727)
Stock-based compensation	959	789	4,032	3,333
Acquisition-related, restructuring and other costs	836	330	2,470	4,187
ADJUSTED EBITDA	$(5,791)	$(6,479)	$(25,160)	$(25,207)

Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW

FQ4 2018 Earnings Call Transcripts

Monday, March 18, 2019 9:00 PM GMT

Call Participants

EXECUTIVES

Michael C. Willoughby
CEO & Director

Thomas J. Madden
Executive VP and Chief Financial & Accounting Officer

ANALYSTS

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

ATTENDEES

Sean  Mansouri
Liolios Group, Inc.

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss PFSweb's financial results for the fourth quarter and full year ended December 31, 2018. Joining us today are PFSweb's CEO, Mr. Mike Willoughby; the company's CFO, Mr. Tom Madden; and the company's outside Investor Relations Adviser, Sean Mansouri with Liolios Group. Following their remarks, we'll open the call for your questions.

I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean  Mansouri

Liolios Group, Inc.

Thank you, Ebony. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance confidence, target, project and other similar expressions typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation can be found in the Investors section of the PFSweb website under safe harbor statement.

I would like to remind everyone that this call will be available for replay through March -- excuse me, through April 1, 2019, starting at 8:00 p.m. Eastern tonight. A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb is strictly prohibited.

Now I would like to turn the call over to Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby

CEO & Director

Thank you, Sean, and good afternoon, everyone. 2018 was highlighted by our continued focus on improving profitability through operational efficiencies and higher-margin engagements and this was reflected in our 270 basis point improvement in service fee gross margin and a 70 basis point improvement in adjusted EBITDA margin and a profitable net income results for the year.

During the holiday season, we delivered another strong period of performance for our clients, exiting the year with strong operational momentum in our PFS business segment and a high level of referenceability for both LiveArea and PFS. We successfully scaled our operation for the critical holiday peak week, defined as the 8 shipping days from Thanksgiving through the following week, Friday. Compared to the same period in 2017, we shipped over 3.7 million order lines for a 35% year-over-year increase in order line volumes, as we move through the pipeline of our clients' holiday volume -- holiday week volumes in a more efficient manner.

Now let me share a few holiday peak week statistics and client-specific success stories. We deployed our new proprietary PFS CloudPick lighted carts for a health and beauty client, resulting in a strong year-over-year increase in order line output. And our highest performing picking team member picked over 8,000 order lines in a single shift using our new PFS CloudPick lighted pick carts. We implemented a new receiving and storage process for an apparel client, and we redesigned and redeployed a jewelry client's distribution footprint in response to the growth of their U.S. online business, resulting in significant operational efficiencies and output capabilities.

We also engraved over 19,000 units for mall health and beauty brochure in peak week. We averted over 88,000 fraudulent transactions through our automated and agent-assisted fraud prevention service, helping prevent almost $10 million in potential chargeback losses. We scaled our customer service headcount in our global contact centers over 60% to support a high rate of calls answered in 30 seconds or less. And as mentioned on our last quarterly update, the 2018 holiday season had our first Fulfillment-as-a-Service, or FaaS, solution brought to market. This was a pop-up fulfillment center deployment for a jewelry client in the Toronto Metro area, where we deployed the pop-up in less than 4 weeks and shipped almost 45,000 units across over 25,000 orders for our client's Canadian customers during the holiday. By operating this temporary pop-up solution, we were able to facilitate great savings for our clients and improved the service level for our client's customers compared to shipping the same orders from our U.S. facility. I'll have much more to highlight later on the call regarding our FaaS initiatives, including the 2 most recent FaaS product announcements.

Now quickly reviewing business developments in Q4. Total bookings for LiveArea were 24 engagements worth approximately $4.3 million in annual contract value, or ACV, bringing our 2018 annual total engagements to 59 for approximately 19.2 million ACV. This compares to 15 engagements for approximately 2.3 million ACV and 42 engagements for approximately 6.4 million ACV in the 2017 Q4 and full year, respectively. I continue to be very pleased with the significant improvement in engagement bookings for LiveArea in 2018.

As we stated on prior calls, LiveArea had a challenging 2018 from a new client project sales perspective, which we plan to turn around in 2019 with some of the initiatives that I will highlight later on the call. We booked 118 projects for 2018 for approximately $32.9 million in estimated project revenue compared to 204 projects for approximately $43.6 million in 2017.

For Q4, LiveArea project bookings were 53 projects for approximately $6 million in estimated project revenue compared to 59 projects for approximately $9 million in estimated project revenue for the year-ago quarter. For LiveArea at December 31, we had 94 active client engagements, representing discrete project engagements and ongoing retainer and managed services retainer engagements.

In terms of PFS bookings, we booked approximately $1 million in ACV in Q4 2018, bringing our total 2018 ACV bookings for PFS to $11.8 million. PFS is also off to a strong business development start in 2019, maintaining a sales pipeline value just over double its value since July of 2018.

Since our last call, a large percentage of this pipeline value has progressed into the last stages of our sales cycles, and we look forward to announcing several new client contracts next quarter. For PFS, at December 31, we had 79 active client programs, representing 64 different brands.

Unfortunately, we also received some unexpected news in early 2019 with Charlotte Russe's bankruptcy announcement on February 6 and the subsequent announcement on March 6 that our client intended to cease operations and liquidate their remaining inventory. While it is not unprecedented for a client to enter bankruptcy as part of the reorganization effort, it is very unusual in our experience for an established brand client to seize operations and liquidate. We have been constructively engaged with the restructuring team during the bankruptcy process, and now with the liquidator. And we currently expect to [indiscernible] all the fees for the services provided to our client through the end of our engagement later this month.

Even though we do expect to collect our service fees for this client in Q1, we do expect some negative revenue impact for PFS in Q1, and we will be working hard to compensate for the unexpected loss of this client through the remainder of 2019. For reference, the Charlotte Russe engagement generated $10.4 million in service fee revenue for PFS in 2018, which is just under 4% of our consolidated revenue. We have already begun adjusting our cost in order to minimize the impact on our adjusted EBITDA in 2019. We also had the benefit of a strong pipeline and 3 to 4 months remaining in our fulfillment selling season to help us seek to offset the lost revenue through our sales and marketing efforts. Clearly, the best outcome for us would be to replace this client in the space they currently occupy with 1 or more fashion brands that have needs similar to Charlotte Russe. We will be working aggressively to minimize the impact of this client loss.

Despite this near-term headwind, we have several exciting new developments for both PFS and LiveArea that we expect to revitalize growth and further enhance margins for years to come.

But before touching on these, I'd like to turn the call over to Tom to provide additional financial insights for the quarter and for the year. Tom?

Thomas J. Madden

Executive VP and Chief Financial & Accounting Officer

Thank you, Mike, and good afternoon, everyone. For the fourth quarter of 2018, our consolidated service fee equivalent, or SFE, revenue increased to $68.3 million compared to $67.6 million in the prior year period. Our service fee gross margin also improved 10 basis points to 34.7% versus the prior year quarter. This strong margin performance, which is again at the upper end of our overall projected gross margin range, was driven by our focus on higher-margin engagements and services, including project work, effective cost management and the transition of certain lower-margin engagements over the last year.

From an adjusted EBITDA standpoint, we generated $9.1 million for the quarter compared to $9.4 million in Q4 of 2017, a slight decrease on a year-over-year basis. Improvements in our consolidated gross margin were slightly more than offset by incremental SG&A expenses, primarily attributable to the PFS segment, which I will discuss further when I provide insight on the segment activity.

Turning to the balance sheet. At December 31, 2018, cash and cash equivalents totaled $15.4 million, and total debt was $42.0 million, resulting in a net debt position of approximately $26.5 million. This compares to a net debt position of $28.2 million at December 31, 2017.

Now let's take a look at our segmented results. Our PFS segment generated $48.2 million of SFE revenue for the quarter with a service fee gross margin of 28.9%. This compares to $45.8 million of service fee revenue in the fourth quarter of last year with a 28.6% of gross margin. Gross margin in this segment continue to operate at the higher end of our targeted range due to focus on higher-margin engagements and service offerings, including project work, operational efficiency through enhanced technology-based tools and effective cost management. However, the direct contribution for the PFS segment decreased from $10.0 million to $9.1 million during the fourth quarter due primarily to incremental sales, marketing and infrastructure costs to support the PFS segment's targeted long-term growth, including our expansion into our new U.K.-based fulfillment center.

Our LiveArea segment generated service fee revenue of $20.1 million in the fourth quarter with service fee gross margin of 48.6%. This compares to $22.6 million of service fee revenue, with a 47.2% gross margin in the fourth quarter of last year. The LiveArea revenue decline is primarily due to lower new client project activity. LiveArea's SG&A costs were lower on a year-over-year basis due to reduced personnel cost as we worked hard to improve efficiency and streamline the business as a result of lower revenue.

In addition to the business segment data, we also have cost reported as corporate SG&A. These include costs that are not currently directly assigned to 1 of the 2 business segments. Our adjusted costs related to corporate SGA -- SG&A declined slightly in the fourth quarter of 2018 compared to the prior year, including an increased level of favorable benefit of certain year-end accrual adjustments. We are continuing to evaluate our allocation of cost among the business units, with the expectation that in 2019, additional costs will be reclassified from the corporate SG&A bucket into 1 of the 2 business segments and certain costs that may have historically been considered within our direct operating expense may be reclassified into cost of fees in the future.

If we do so, we will provide the impact on a historical basis as well in order to maintain appropriate year-over-year comparisons. Note that we did a reclass during the -- during close process to increase our year-to-date through September 2018 cost of fees and reduce SG&A by approximately $0.2 million to maintain consistency in reporting certain expenses during the periods. We also reallocated certain costs previously considered corporate into the LiveArea business for consistency purposes.

Now let's quickly review our annual 2018 results. Consolidated service fee equivalent revenue for 2018 came in at $232.1 million, a slight decrease as compared to $235.7 million in 2017. However, even with the SFE revenue decrease, our profitability improved year-over-year. Service fee gross margin increased 270 basis points to 36.3% compared to 33.6% in 2017. And adjusted EBITDA increased 6% to $24.4 million compared to $23.0 million in 2017.

We are also very pleased to report $1.2 million of net income for calendar year 2018, our most profitable year since our inception. Free cash flow, calculated as cash flow from operations less capital expenditures, was approximately $7 million in 2018, which reflects a slight increase over the prior year.

By segment, the PFS segment's SFE revenue increased to $149.7 million, with a service fee gross margin of 29.0% compared to $147.8 million with a 24.1% gross margin in 2017. We were very pleased with PFS' financial and operational performance in 2018, as we successfully transition certain lower-margin accounts into more profitable new and expanded client relationships and offerings. And also implemented a number of key operational improvements to drive strong gross margin improvements.

And lastly, LiveArea's service fee revenue in 2018 was $82.4 million, with a gross margin of 49.4%, which compares to $87.9 million with a 49.3% gross margin in 2017. On an overall basis, we had generally strong results from our existing client activity. We just ended up with less new client activity than what we were targeting. To help offset the impact of the top line issues, however, there was a strong effort to realign our cost structures in the LiveArea segment.

Now let's move on to our 2019 outlook. Having received the Charlotte Russe news just a few weeks ago, a lot of work continues across the organization to fully account for the potential impact and mitigate the loss through cost controls and adjustments to our sales and marketing efforts.

While Charlotte Russe has been one of our larger service fee client -- service fee revenue clients at approximately $10 million per year, we also have much of the calendar year 2019 still ahead of us to work toward trying to mitigate the impact.

Overall, we expect our consolidated 2019 SFE revenue to increase in the low single-digit range on a percentage basis compared to 2018, and adjusted EBITDA to increase at a low to mid-single-digit range on a percentage basis, as we strive to continue to generate leverage in the business.

A few other key items as we provide further insight into our business in 2019 are as follows: while we continue to target overall service fee activity gross margins in the 30% to 35% range, we expect to be toward the high end of the range in 2019. As always, this will be impacted by the relative proportion of our infrastructure-related services versus the higher margin professional services activity, PFS project work and our new FaaS products.

We expect our product revenue will continue to decline in 2019 from the $34 million that we generated in 2018 to approximately $27 million to $30 million. And our expected gross margin on this product revenue will range between 4% to 5%. We expect our capital expenditures to be in the range of $7 million to $10 million dependent upon new client activity in the PFS segment, some of which is expected to be funded by capital leases, debt or client funding.

For depreciation and amortization, excluding amortization of acquisition-related intangibles, we expect DNA to be between $9.5 million and $10.5 million versus approximately $9.7 million in 2018. And we expect our amortization of identifiable intangibles to decrease from approximately $1.6 million in 2018 to approximately $0.7 million in 2019. We expect our stock compensation expense to increase in 2019 to between $4.5 million to $5.5 million as compared to $4.0 million in 2018.

For our interest expense, while we expect a reduced average debt borrowing level in 2019 as compared to 2018, and our interest rate pricing structure is somewhat improved as a result of our amended financing facilities with our banks signed in November 2018, we do expect our interest expense will be relatively consistent with the calendar year 2018 level of $2.5 million, as a result of increases in the past year of overall LIBOR at prime base rates.

Our income taxes. We currently expect our income taxes to be between $2.5 million and $3 million, relatively in line with the calendar 2018 expense of $2.8 million. And we expect to generate free cash flow of between $7 million to $10 million, excluding the impact of any client-related cash remittance activity.

On a quarterly basis, we do expect a reduction in SFE revenue in Q1 of 2019 as compared to the prior year first quarter and a reduction in adjusted EBITDA in Q1 of 2019 as well. But then we look for trend to relatively flat to eventually improving year-over-year performance in the later quarters of 2019.

This concludes my prepared remarks, and I'll turn the call back over to Mike. Mike?

Michael C. Willoughby

CEO & Director

Thank you, Tom. And before I continue with new developments, I wanted to clarify the bookings number for LiveArea. We did book 181 projects in 2018 for approximately $32.9 million compared to 204 projects for $43.6 million in 2017.

Now as outlined in our press release today, we do have several exciting new developments across both our LiveArea and PFS business units. I'd like to provide some details on those. For PFS, we announced in Q4 the opening of our new 107,000-square-foot fulfillment center in Southampton, England. Our plan is to utilize this new facility to not only pursue new clients in the U.K. market but also offer our existing U.S. and EU fulfillment clients, and option to expand directly into the U.K. We're already in the process of adding 2 [indiscernible] clients to this facility with production launches expected in Q1 and Q2 of this year, and we have an active pipeline of additional opportunities with new and existing clients interested in our end-to-end capabilities in the U.K.

I'm also excited to have received some very positive press for our new launch and commitment to the U.K. market with recent reports airing on CNBC in the U.K. and the U.S., and several follow-up articles appearing in various publications.

You may recall during the 2017 holiday, we first introduced a concept called Fulfillment-as-a-Service, or FaaS. Our FaaS initiative bundles our fulfillment technology, lightweight infrastructure and operations management oversight to solve order fulfillment challenges for our clients. These challenges include handling surge volumes during peak holidays, facilitating pop-up stores for promotional events, deploying temporary regional logistic centers and store stock management for omnichannel order fulfillment. The FaaS introduction started with a successful pop-up pilot during the 2017 holiday and this past season was our first opportunity to truly take it to market. Within the FaaS category, we now have several products and solutions. The first was the Toronto-based pop-up fulfillment center for our jewelry clients that I referenced earlier on the call. This solution has many potential applications to support seasonal peaks or special events for our clients, basically any period of heightened volumes that would require our client to temporarily expand their fulfillment network.

As a point of interest, we successfully utilized our FaaS pop-up solution to quickly open our new fulfillment center in Southampton, with limited electrical power, no logistics infrastructure and no permanent connection to the Internet. Within 3 weeks from signing the lease, we were able to deploy our lightweight pop-up equipment, utilizing a 4G wireless connection and standard off-the-shelving to begin shipping product for our first client in the facility before peak week. This internal quick launch is another example of one of the various use cases for this FaaS product, and I'm excited to be speaking on the subject of pop-up fulfillment centers at the upcoming Ecommerce Operations Summit in Columbus, Ohio on April 10.

The second product we're launching within FaaS is Retail Connect, which is designed to cost-effectively solve store or fulfillment challenges for mall-based stores without requiring those retailers to allocate retail space, adjust staffing and store operations or implement any additional in-store hardware or software. As efficiently announced in January, we have partnered with Simon Property Group to deploy the first wave of Retail Connect by establishing centralized shipping locations called depots in certain of their retail centers.

During this past holiday, we completed our Phase 1 development efforts, and we have been completing production testing of the Retail Connect solution through a pilot program with one of our current clients. Results from this pilot program are encouraging and validated the technology solution and key business processes are ready for full production. We have engaged with Simon to deploy our first production Retail Connect depot and a Simon Mall in the Dallas-Fort Worth Metroplex, and we expect to extend our pilot program to that depot early in Q2 as we take Retail Connect to market, targeting both Simon Partners and current clients of PFS and LiveArea.

Looking ahead, we plan to deploy Retail Connect into 6 to 10 premium Simon Mall locations in 2019, offering a cost-effective shipped-from-mall solution to retailers and brands in these various small locations. As we scale Retail Connect to include additional Simon properties, we plan to include pick up from mall, pick up from store, curbside delivery and a local carrier delivery in the menu of Retail Connect delivery services.

And finally, the latest product launch within our FaaS category is called CloudPick. As announced in February, CloudPick is designed to create efficient direct-to-consumer order fulfillment picking operations for brands and retailers within their existing distribution center, or DC, and warehouse management software environment. The CloudPick solution includes pick cards assembled and configured by us that feature our proprietary cloud software, along with PFS IoT controllers and hardware components provided by Pcdata, a global logistics leader in automation systems.

So how does CloudPick solve problems for retailers? It shortens training times for their DC staffing, simplifies warehouse and inventory systems integrations and most importantly, improves picking efficiency. Picking productivity is a vital metric to drive operational efficiencies in a DC. Every few seconds saved for a picked product over the course of the day can quickly add up at scale with thousands of items being picked by hundreds of employees across multiple DCs. In short, we want to help retailers manage their current warehouse and distribution environment more efficiently. And the money they save with our CloudPick carts and technology will far outweigh the cost paid to us, making for a very strong value proposition for prospective clients.

Further, our CloudPick technology integrates with most warehouse management systems through a standard messaging interface and the CloudPick carts operate over existing WiFi networks, which makes for a seamless process for both implementation and future software updates from the cloud.

Looking at our FaaS category altogether, the pop-up solution, Retail Connect and CloudPick products are all expected to be margin accretive to our PFS operations unit and they should significantly expand our addressable market. They provide us with an additional opportunity to generate revenue in this segment in an asset-light model that does not require use of our leased facilities in the fulfillment area or our hourly labor. We expect to continue introducing similar next-gen products and solutions within FaaS as the category presents us with a unique opportunity to expand margins and accelerate growth beyond our typical sales targets for the PFS segment, while creating an even stickier relationship with our clients with consistent referring revenue streams.

Now moving on the LiveArea. As mentioned earlier, we face a challenging year from a new clientele's perspective in 2018. We did not win as many projects as we would have liked, and that's on us. But contributing to this challenge has been a limitation that we've come to recognize with our addressable market, which has tended to consist of successful scaled up brands and specialty retailers. While these larger enterprises continue to be in our sweet spot as they spend billions overall on replatforming and making the most of their technology investments, not all companies are prepared for an enterprise-scale deployment of their e-commerce strategy. We've also been bound by the relative success of the enterprise platform partners we've traditionally worked with, which can vary considerably year to year. If a particular enterprise platform begins to go out of favor, naturally there are fewer project opportunities and managed services engagements for providers with respect to that platform. Given all these factors as well as increasing demand for services at the lower end of the middle market, we began to expand our focus on small- and medium-sized businesses or SMBs. These companies typically operate their commerce sites on platforms such as Magento, Shopify and BigCommerce. Last year, we organically developed a Shopify practice to complement our Magento service offering.

In January of this year, we added to this growing SMB practice by partnering with BigCommerce, one of the leading all-SaaS e-commerce platforms for the SMB segment. We made a joint announcement regarding our partnership at NRF, and we've already begun to see our pipeline accelerate with prospective SMB clients. We have closed our first BigCommerce deal with a large CPG client, which also happens to be an end-to-end engagement, pointing to another exciting opportunity within the SMB segment.

At the same time, we've been expanding our LiveArea services to include support for these SMB platforms. We've been working to bring to market a productized PFS offering, also tailored for the SMB market. Consisting of a multi-tenant deployment of our technology and operations service offering, this SMB solution provides smaller clients with a lightly branded physical experience at a lower price point for both the initial launch and ongoing support of their program. By combining our LiveArea and PFS solution for SMB clients, we now have a new offering, which I believe should open a new large end for our services and also serve as an incubator for emerging brands, which would transition seamlessly into our enterprise-scale customized end-to-end solution. I look forward to providing further updates on this joint PFS light initiative as the year progresses.

Last quarter, we announced our first project to deploy IBM's sterling commerce order management system, or OMS, for one of our current clients to be followed by managed services agreement with this client to include support for sterling. I commented on the last call that I believe this first project would open a lucrative new service category for LiveArea leading to additional project and managed services engagements. I do continue to believe this is a natural extension of our capabilities and experience with the various enterprise-class e-commerce and digital experience platforms we support and a natural cross-selling opportunity for our sales team.

Since our last call, we have been working to extend our capabilities and focus our sales and marketing efforts on this new adjacent market for us, and we now have several new sterling opportunities in our sales pipeline. I look forward to providing further updates on this library initiative as the year progresses.

Now as many of you have seen earlier today, we announced the appointment of Robert Frankfurt to our Board of Directors, which was done in connection with a standstill agreement with one of our larger shareholders, Engine Capital Management and certain of its affiliates. Rob brings a wealth of finance experience to the board, and we look forward to leveraging his background as we enter this next chapter of growth.

In the aggregate, we now have more than 28% of our stock held by owners with direct shareholder representation on our board, so we believe all stakeholder interests are very well aligned as we seek to maximize value for the company.

As I look back at how our company had grown and evolved over the last 6 years since I have had the privilege of leading PFSweb, we have significantly enhanced our footprint and platform capabilities through both organic and inorganic initiatives. We have more than doubled adjusted EBITDA during that time frame, while significantly reducing our client concentration. And now as we look to the future, we plan to build on our global commerce capabilities to grow revenue and profitability. We will continue to expand our addressable market through products and offerings that extend our enterprise-scale capabilities to the large SMB market as well as through measured geographic expansion. We will also continue to bring innovative new technology products to market so that our clients can utilize the same proprietary world-class technologies we use in our own operations.

Ultimately, our product initiatives are designed to enable us to grow without the margin pressure of a significant increase in our workforce or facility footprint. And as with all our products and services, we will continue to enable brands to deliver premier customer journeys that seamlessly integrate digital and physical storefronts, while differentiating our clients from the common marketplace and retail experience.

Now while I'm certainly disappointed with the unexpected termination of the Charlotte Russe engagement, we plan to quickly adjust, and we are determined to stay focused on our strategic plan to diversify our service revenues, bring exciting new products to market and continue to grow the bottom line as we work to significantly expand our target market. I believe the Charlotte Russe termination also affirms our recently renewed commitment to [ strictly ] qualify the larger enterprise opportunities in our PFS sales pipeline and focus our efforts on strong iconic brands with high-value products and expectations for a high-touch customer care experience.

With the departures of these types of large discount retailers from our client portfolio over the past 2 years, the vast majority of our PFS, SFE revenue is now generated by long-term engagements with premium brands and manufacturers.

As always, Tom and I are happy to engage with all of our investors to answer questions and communicate our exciting story, and we hope to have opportunities to meet with you over the next several months. And as always, we will make ourselves available by phone.

Ebony, we'll now open up the call for Q&A.

Question and Answer

Operator

[Operator Instructions] And we will take our first question from Mark Argento with Lake Street Capital Markets.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Just a couple of quick ones. I know that it sounds like the Retail Connect new business have some nice traction. Can you just talk a little bit about potential scaling of that to multiple locations? Is there an exclusive assignment? Or could you roll that out with other REITs or other mall landlords? Maybe talk a little bit about the path to growth in that business?

Michael C. Willoughby

CEO & Director

Sure. Thank you. So this year, we're looking to have a measured rollout where, by the end of the year, we hope to have 6 to 10 locations spread across the U.S. in such a way that the retailers that we're working with have the ability to shift to the vast majority of the U.S. from one of these locations, and safe freight compared to if they were shipping out of a centralized location so that's really the thesis behind the rollout this year. The value prop to our clients is largely one of service level and freight savings. And then from that limited rollout, we expect, in 2020, to scale it up to where we have many more locations. We haven't evaluated that number yet, but the expectation would be in major metro areas to have the ability to offer in addition to the ship from mall option, pick up in mall, pick up in store for your delivery and curbside delivery, which I think is really what will make a difference for these mall-based retailers is the ability to offer true omnichannel capabilities without having to dedicate space in their stores to do it. And then I think the answer to the question about exclusivity is that we're exclusively engaged with Simon at this point. We feel like they are very our best partner. There's nothing contractual about our exclusivity. It's more of the 2 of us feeling like this is a great opportunity and really wanting to focus our attention. As we grow and scale the program, clearly, there are other retail storefront operators that would be part of a target audience there and there's no reason why some point in the future we would start to engage with other partners as well.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Great. And then one last one for me. So in terms of the LiveArea business, it looks like -- I mean, you had mentioned '18 was a little disappointment, but you made some changes and kind of expanded the addressable market. From a sales perspective, have you guys made some incremental hires to the sales team? What are some of the specific things that you guys have done to address the issues there and maybe the timing around that?

Michael C. Willoughby

CEO & Director

Right. So I think we'll probably have more to say about the things that we've done on the next call because it will be related directly to Q1 results. But I can tell you that a lot of our effort has been around taking advantage of this OMS opportunity I spoke to earlier. As I mentioned, we landed our first client last fall and then subsequently, have some nice opportunities in the pipeline, and so we feel like that's an area where sales and marketing investments are justified. We really like this OMS project. They tend to be larger and longer term. And then, of course, they're nicely adjacent to these e-commerce platform projects that we do, where we're able to, in many cases, kind of extend an engagement to include OMS in addition to the e-commerce platform, so we're happy about that. That's definitely one area of incremental investment that we're making. We also completed the build-out of our client partner program late last year and really feel like that program has the ability to help us make the most of our client -- current client portfolio. We're also, as we engage with new clients are sort of rolling the responsibility for management of those client accounts into the client partners and beginning to cross-sell and upsell early on just to maximize the opportunity there. But beyond that, I think I'll wait till the next call and talk specifically about some changes and then what we expect the impact to be as we roll into the remainder of 2019.

Operator

Our next question will come from George Sutton with Craig-Hallum.

Adam David Kelsey

Craig-Hallum Capital Group LLC, Research Division

This is Adam on for George. It definitely sounds like there's some bright spots in the FaaS segment. I was just hoping you could potentially quantify what that contribution was in Q4? And then how you expect that to play out during next holiday season?

Michael C. Willoughby

CEO & Director

Sure. Well, so we didn't quantify the -- other than just the order volumes that we put through the pop-up last holiday. And realistically, of our FaaS products, the only production FaaS product we would have had operational in the holiday would have been that pop-up. So we had 45,000 lines that we process to cross over 25,000 orders, and while that would have been a nice revenue stream for our us, realistically, it was, for us, a way to help our client to save money on their freight cost and the incremental revenues that we would have generated would have been fairly low because that activity would have been processed out of our U.S.-based centers. Otherwise, it did allow us to distribute capacity to that facility in Toronto that otherwise might have been difficult for us to process in our U.S. and during peak weeks, so it did help us balance the workload. But I think that 2019 is the year when it will be worthwhile to start to talk about more specifics as these new products start to roll out, particularly CloudPick, which I think has a potential fast launch for us with some opportunities already in our pipeline for that product and look forward to over the coming calls to try to quantify that a little bit more as we actually bring these things to market, not just in pilot project form, but in full production.

Thomas J. Madden

Executive VP and Chief Financial & Accounting Officer

And this is Tom. To add on to that, many of these FaaS tools that Mike was alluding to, as he also commented during his earlier script, we actually have deployed in our business over the last 3 to 6 months. So some of the CloudPick technologies were deployed in the business for us, so we were getting benefit through that process. Again, our capabilities are being able to put up our U.K. distribution facilities so quickly was completely dependent on our ability to utilize some of that pop-up fulfillment center technology as well. So these tools that we're developing are both being utilized for our own internal purposes as well as being able to go to our clients and potential clients with these components.

Michael C. Willoughby

CEO & Director

It's a good point, Tom. And the statistic I mentioned earlier were that productivity of 8,000 picks across the ship for a picker is definitely as a result of this technology we've deployed in our own fulfillment centers and look to share those kind of efficiencies with our clients as we enabled them and their own facilities for direct-to-consumer fulfillment. What else, Adam?

Adam David Kelsey

Craig-Hallum Capital Group LLC, Research Division

And then one more question, focusing on the BigCommerce partnership, if you don't mind, could you kind of compare what working with them is like to other partners you have? And what the integration time line looks like?

Michael C. Willoughby

CEO & Director

Well, we're very excited about that partnership. We think that it's a really good SMB platform. It offers the benefits of multi-tenant SaaS at the same time with extensibility. And I think they've gotten a lot of really good press lately and one of the things that we like is its scalability. I think the way that you integrate with the platform is fairly typical of SMB platforms where you have some limitations on your ability to extend but you've got a lot of great features that are built in. The payment processing around the platform is robust, but fairly locked down. And so it presents a retailer with pretty clear-cut options with regards to how they deployed the site. We think, along with Shopify and Magento, you got a nice quick launch capability that allows you to get a site up and running in a few weeks versus taking months and months to launch a site and especially for our SMB product offering where you really want to get the program up and running as quickly as possible in order to start to support the volumes. We like that quick launch capability. So -- and I think the final thing I would say is we're happy with the relationship that we have in place with the BigCommerce folks down in Austin, they're sort of in the neighborhood, and it's a bit convenient for us to develop a relationship quickly with them and are really optimistic about the long-term potential of that relationship.

Operator

[Operator Instructions] We'll take our next question from Ryan MacDonald with Needham & Company.

Ryan Michael MacDonald

Needham & Company, LLC, Research Division

Just quickly, I guess, on the Charlotte Russe. Unfortunate, obviously, to see liquidation there, but can you talk about the profitability perspective or a margin perspective, what sort of the profile of that customer wants? And is this a potential case of perhaps addition by subtraction? Does this help margins at all for the business going forward?

Michael C. Willoughby

CEO & Director

So Tom, I'll speak to the financial profile. I will say that as we've talked over the past couple of years about our client portfolio and our desire to really focus on premium brands, iconic brands, brands that have high-value, high-margin product and an expectation for a high-touch experience, a really premium experience, a fast-fashion client doesn't necessarily fall into that category. So while we would not have chosen this moment in time for this client to exit, this is not a client that's representative of our target market. And when we came up for a contract renewal, it's quite likely that one way or the other, we might have seen that turnouts because of the changing nature of our target market. Nevertheless, the timing is certainly not what we would have wanted. And certainly, assessing situation where we have to work hard in 2019 to replace the revenue for that client and make sure that we're adjusting appropriately either through successful sales and marketing and cost management to make sure it doesn't have too much of an impact on the bottom line. Tom, do you want to speak to the financial profile?

Thomas J. Madden

Executive VP and Chief Financial & Accounting Officer

Sure. We don't provide specific gross margin profitability component on a client-by-client basis, but I'll give you a little flavor of the bulk of the activity that we are performing for Charlotte Russe client. Engagement was applicable to our fulfillment and call center activity so all on the PFS operations side of the business. It was a client that came onboard in 2016, and initially was not meeting our targeted profitability levels over the last, especially 6 to 12 months. The team has done a nice job of kind of modifying things in order to get him to improve profitability picture. But any of the clients that normally just have a fulfillment-only or call center-only type of relationship with us probably are tending toward the lower end of our gross margin range as opposed to the upper end of the range. And in the operations business segment, the lower end of the range, I think, the overall range is about a 20% to 30% gross margin profile for our PFS business segment. So again, we end up having some impact there from a gross margin loss standpoint, but the other component of this is that we do have some fixed cost in the business where there was a committed level of square footage and space allocated to this client that, while the team is actively working to identify clients to fill that space, we'll have some negative consequences to it as we look out into the short term from an expense standpoint.

Ryan Michael MacDonald

Needham & Company, LLC, Research Division

Got it. That's really helpful. And then switching into the LiveArea business, I think you mentioned that you're going to talk a little bit about what you've done there to make some improvements year-over-year on the next quarter call. But I just was curious, you mentioned, and I saw the press release out before the end of the year, about LiveArea being rooted in this independent research report for B2C e-commerce. Wondering, if at all, or what you've seen, if at all, any benefits from the inclusion in that report on lead-generation pipeline as you head into 2019 year.

Michael C. Willoughby

CEO & Director

Yes. Well, there certainly has been a benefit, not only from being included in the Forrester report. Just our overall sales and marketing efforts to make sure that, that live area brand is well-known in the market. We had a really good experience in NRF early in the year, shop talk was a good conference for us. And I think between the brand recognition and the referenceability that we enjoy, which is very high, and a lot of our competitors don't necessarily enjoy that same high level of referenceability, we've got everything in the right place in order to scale. One of the challenges that I talked about last year is we started to realize that we had this revenue headwinds was just the target market being too narrow. And I think the best thing that we can do is we go into 2019 is broaden the top of the funnel, not only just by taking control of our sales cycle and being less reliant on partners to refer leads to us, but even more importantly, this SMB initiative. I think there's a lot of opportunity to see a lot more deals in the sales pipeline. They're going to be smaller projects, but they're going to lead to engagements. And one of the things that we're really excited about is the fact that this could be an incubator for us, the emerging brands that become successful like Thrive Causemetics for our PFS business, where you really see a brand take off and become very valuable, and it's a great success story for us to be a part of. So I hope to have a lot more to say about the SMB program, in general, and specifically how that's contributing as we move through the year. But I do feel really good about where the brand is in the market and how we stack up against our direct competitors from that segment.

Ryan Michael MacDonald

Needham & Company, LLC, Research Division

Got it. And then just one last question for me. On the SaaS offerings, great to see the progress that you're making in terms of the new product offerings and sort of continuing the progress there. But how much work needs to be put into place or needs to be done on building out either a dedicated sales force for this? Or is this something that just kind of expands the toolkit of the existing sales force on the PFS side?

Michael C. Willoughby

CEO & Director

Well, I think, at this point, we feel like leveraging the partnerships that we have in place with Simon, with Pcdata, with the sales team that we have in place is the appropriate thing to do. Obviously, as we see opportunities start to build, we will put sales and marketing dollars behind those opportunities and respond appropriately. But we want to be conservative with the rollout. One of the things that I really appreciate Tom alluded to earlier is the fact that most of these products are really leveraging capabilities that we're using internally were the R&D dollars that you're putting into these project developments are not one-off. They're building on the things that we're doing, supporting clients within our hosted facilities. And so there's not a lot of overhead associated with bringing them to market. And so we get a lot of leverage that way. But we will, I think, be appropriately measured in our marketing expense as we bring this to market and really wait to see how they're accepted in the market, see our first wins and then apply resources as appropriate.

Operator

And at this time, this does conclude our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby

CEO & Director

Okay. Thank you, Ebony. I'd like to thank everyone that attended the call today. We look forward to speaking with our investors and analysts when we report our first quarter results in May, which is just around the corner. And we'll be available, as we said, by phone, face-to-face when we can and some of the conferences that are taking place in May. Until then, this does conclude today's conference, so thank you for your participation.

Operator

Once again, ladies and gentlemen, that does conclude today's teleconference. You may now disconnect your lines at this time, and thank you all for your participation.

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